EXHIBIT 99.1

To:	Executive Officers and Directors of Venture Financial Group, Inc.
Date:	January 4, 2007
Re:	NOTICE REGARDING KSOP BLACKOUT PERIOD AND RESTRICTIONS ON
ABILITY TO TRADE SHARES OF THE COMPANY’S SECURITIES

REASONS FOR BLACKOUT PERIOD

The Venture Financial Group, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “KSOP”) is subject to a “blackout period” in connection with the appointment of a new plan administrator. During the blackout period, plan participants and beneficiaries are temporarily prevented from buying and selling Venture Financial Group, Inc. common stock held in their plan accounts. As a result, directors and executive officers are prohibited from trading in certain equity securities of the Company for the duration of the plan blackout period.

TRANSACTIONS TO BE SUSPENDED OR AFFECTED BY THE BLACKOUT

This Notice is given to you pursuant to Regulation BTR, 17 CFR 245.100 et seq. This Regulation limits your ability to transact Venture shares during the plan blackout period. In general, during the blackout period:

  You cannot directly or indirectly purchase, sell or otherwise acquire or transfer any Venture shares if you acquire or acquired those shares in connection with your service or employment as a director or executive officer;
  You cannot exercise an option to purchase Venture shares; and
  You cannot change your investment instructions to the KSOP with respect to the purchase or sale of Venture shares in your plan account.

EQUITY SECURITY SUBJECT TO THE BLACKOUT PERIOD

Venture Financial Group, Inc. common stock is subject to the pension plan blackout period.

LENGTH OF BLACKOUT PERIOD

The blackout period will begin December 28, 2006 and end January 21, 2007.

WHO TO CONTACT

If you have any questions concerning this Notice, the blackout period or the transactions affected by the blackout, you may direct those questions to Sandra Sager, Chief Financial Officer, Venture Financial Group, Inc., 721 College Street, PO Box 3800, Lacey, WA 98509, at (800) 301-7087, extension 1140.